Protective Life Corporation Post Office Box 2606 Birmingham, AL 35202 Phone 205 288 1000
D. Scott Adams Birmingham, Executive Vice President and Chief Administration Officer
Deborah Long
Executive Vice President, Chief Legal Officer and Secretary
Protective Life Corporation
2801 US-280
Birmingham, AL 35223
December 30, 2016
Re: Transition Letter Agreement
Dear Debbie:
We are pleased that you have agreed to continue in employment and are thankful for your more than twenty years of dedicated service to Protective Life Corporation (“Protective,” the “Company” and “we,” “our,” or “us”). It is our understanding that you intend to retire from the Company on July 31, 2018 (your “Retirement Date”). This letter sets forth our mutual understanding regarding the benefits and other arrangements related to the transition period prior to your Retirement Date. For avoidance of doubt, this letter will have no effect on the Employment Agreement between you and the Company, dated as of June 3rd, 2014, which will continue in effect pursuant to its terms. Capitalized terms used in this letter that are not otherwise defined will have the meaning set forth in your Employment Agreement.
1.Duties and Responsibilities during the Transition Period. From the date of this letter through December 31, 2017 (such period during which you remain employed by us, the “Initial Period”):

•	You will continue to be employed with the Company on a fulltime basis in your current role as Executive Vice President, Chief Legal Officer, and Corporate Secretary.

•	You will continue to serve as a member of the P&A Committee and the Strategic Priorities Committee.
•    You will report to the Chief Executive Officer of the Company.

•	Your current office and secretarial arrangements will continue through the Initial Period.

From January 1, 2018 through the Retirement Date (such period during which you remain employed by us, the “Subsequent Period,” and together with the Initial Period, the “Transition Period”):

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You will continue in employment. We will mutually agree on your title during the Subsequent Period, which should reflect your continuing responsibilities for the Company, cognizant of your status with the Company prior to the Subsequent Period.

•	You will work no more than 20% of the average level of services you performed for the Company during the three years prior to the start of the Subsequent Period.

•	You agree to be available for consultation on government affairs matters and assisting with the transition to your successors.

•	If applicable, you will continue your duties as Corporate Secretary and assist in the transition thereof.

•	You will not be required to report to the office in the performance of such services.

•	You will continue to be provided office space and secretarial arrangements commensurate with your role and business activities during the Subsequent Period.
You expressly agree that the changes to your duties and responsibilities during the Transition Period as outlined in this letter will not constitute Good Reason, or serve as the basis for a claim of breach or constructive termination, under the Employment Agreement or otherwise. Unless there is an earlier termination of your service relationship with the Company under paragraph 4 of this letter, your last day of employment with the Company will be your Retirement Date.
2.Compensation During the Transition Period. In consideration for your services, we will provide the following payments and benefits during the Transition Period, subject to your continued employment with the Company through your Retirement Date:

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You will continue to receive at least your current base salary through the Retirement Date. You will be eligible for an increase in your base salary in March 2017, and the amount of such increase will be in the discretion of the Company.

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You will be eligible for an annual incentive award for the 2017 performance year under the Company’s Annual Incentive Plan, and your target award percentage will be the same as currently in effect (your “AIP Award”). The payout of your AIP Award will be based on actual Company performance and will be calculated in the same manner and paid on the same date as for other members of the P&A Committee.

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You will be eligible for a 2017 long-term incentive compensation award under the Company’s long-term incentive compensation plan with a value equal to no less than $580,000 (the “LTI Award”), which LTI Award shall be awarded to you in the same proportion of restricted stock units and performance units as other members of the P&A Committee. The settlement of your performance units will be based on actual performance achieved against performance objectives established by the Company.

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You will be eligible to receive the remaining installments of your retention bonus due and payable under your Employment Agreement (your “Retention Award”), pursuant to and subject to the terms of Section 4(f) of your Employment Agreement. With respect to the final installment of your Retention Award payable during the Subsequent Period, provided that you continue to be employed through the applicable payment date, in recognition of the fact that you have deferred payment of the prior installments, we will pay you on such date an amount equal to the supplemental matching contribution of 4% of the amount of such installment that you would have received had this installment also been deferred.

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The applicable terms and conditions of the applicable plan documents and award agreements with respect to your outstanding LTI awards will apply, including the ability of the Compensation Committee to determine in its discretion to fully vest such awards upon your retirement. The Committee has exercised such discretion in the past in circumstances where the retiring executive faithfully executed an agreed-upon transition plan such as is contemplated by this letter and, as has been discussed with the Committee, we anticipate the Committee would do the same for you upon your retirement.

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During the Initial Period, you will continue to participate in the Company’s benefit plans and programs for employees and P&A Committee members at the same level as in effect on the date hereof. During the Subsequent Period, you will continue to participate in such benefit plans and programs, except that (i) you will no longer accrue service credit under the Company’s qualified defined benefit pension plan or the Company’s supplemental or excess pension plan, (ii) you will no longer be eligible to participate in the Company’s 401(k) savings plan and (iii) you will no longer accrue vacation time or other paid time off. For the avoidance of doubt, you will receive matching payments for the “401k shadow” deferments of income earned in 2017. You will also continue to receive advisory services from AYCO for a period of one year post your Retirement Date. It is our expectation that you will incur a “separation of service” upon commencement of the Subsequent Period and thereby be eligible during the Subsequent Period for distributions pursuant to the Company’s non-qualified deferred compensation and the Company’s supplemental or excess pension plan, subject to the terms and conditions of such plans.

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Provided you remain employed through the Transition Period and terminate your service relationship with us on the Retirement Date, you will receive a final pension benefit under the Company’s qualified defined benefit pension plan and supplemental or excess pension plan equal to the greater of (i) $5,100,000 in the aggregate or (ii) the amount as calculated in accordance with such plans (the “Pension Floor Benefit”).

3.COBRA Coverage; Employee Benefits. Following the termination of your service relationship with the Company by reason of your retirement on the Retirement Date, provided that you timely and properly elect COBRA continuation coverage under the Company’s group health plans, the Company will pay the cost of such COBRA coverage for you and your eligible dependents from your termination date through July 31, 2019. Other than as set forth in the immediately preceding sentence, upon the termination of your service relationship with the Company on or prior to the Retirement Date, you will cease to be eligible to participate in the Company’s employee benefit plans or to accrual any additional benefits thereunder.
4.Payments and Benefits upon a Termination of Employment Prior to the Retirement Date. In the event that your separation from employment with the Company occurs prior to your Retirement Date, you will be eligible for the payments and benefits as set forth below.

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Termination prior to the Retirement Date under the Employment Agreement. Notwithstanding anything herein to the contrary, in the event of a termination of your service relationship with the Company prior to the end of the Protection Period, you will be entitled only to the payments and benefits as provided under Section 6 of the Employment Agreement.

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Company-Initiated Termination. If the Company accelerates your transition to retirement and terminates your service relationship with the Company without Cause prior to the Retirement Date, you will receive your Earned Salary and the Accrued Obligations, plus, subject to your signing and not revoking a release of claims in favor of the Company, the payments and benefits you otherwise would have received under this letter through the end of the Transition Period as if your employment had continued until your retirement occurred on the Retirement Date, payable as set forth below; provided, that, if your LTI Award has not yet been awarded, you shall receive $580,000 in cash rather than in the form of an LTI Award. Such amounts shall be paid as follows: (a) any cash amounts payable in respect of your base salary, LTI Award and any unpaid installments of your Retention Award will be paid in cash in a single lump sum on the first payroll date following the 30th day following your termination date, (b) any cash amounts payable in respect of your AIP Award will be based on actual performance and will be paid at the same time as for active executives but in no event later than March 15, 2018, (c) the Earned Salary will be paid as soon as practicable but no later than 10 business days following your termination date, and (d) the Accrued Obligations, which shall include application of the Pension Floor Benefit, will be paid in accordance with the terms of the applicable plan, policy, program or arrangement.

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Your Termination by Reason of Death or Disability. If your service relationship with the Company is terminated by reason of your death or Disability prior to the Retirement Date, your estate and/or beneficiaries will receive your Earned Salary and the Accrued Obligations, which shall include application of the Pension Floor Benefit, plus, the payment of any unpaid installments of your Retention Award. You, your estate and/or beneficiaries will also receive such additional amounts, if any, as the Compensation Committee may award in its sole discretion in recognition of the lost opportunity to earn the amounts you would otherwise have been able to receive under this Agreement but for such unexpected termination. Such amounts shall be paid as follows: (a) any unpaid installments of your Retention Award will be paid in cash in a single lump sum on the first payroll date following the 30th day following your termination date, (b) the Earned Salary will be paid as soon as practicable but no later than 10 business days following your termination date, and (c) the Accrued Obligations, which shall include application of the Pension Floor Benefit, will be paid in accordance with the terms of the applicable plan, policy, program or arrangement. Any additional amounts which may be awarded by the Committee shall be paid as the Committee shall determine.

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Your Voluntary Termination or a Termination for Cause. If your service relationship with the Company is terminated for Cause or if you voluntarily terminate your service relationship with the Company prior to the Retirement Date, the Company shall pay you your Earned Salary in cash in a single lump sum as soon as practicable but in no event more than 10 business days following your termination date, and the Accrued Obligations (without applying the Pension Floor Benefit) in accordance with the terms of the applicable plan, policy, program or arrangement. For avoidance of doubt, you will not be eligible for any other payments or benefits under this letter or your Employment Agreement, including but not limited to any unpaid installments of your Retention Award; and any entitlements under the Company’s qualified defined benefit pension plan and supplemental or excess pension plan shall be calculated in accordance with the plan documents without application of the Pension Floor Benefit.

5.Attorneys’ Fees. The Company will pay or you will be reimbursed for your legal fees incurred in negotiating this letter up to a maximum of $20,000, provided that any such payment will be made on or before March 15, 2017.
6.Miscellaneous. This letter represents the entire agreement between you and the Company with regard to this subject matter. The provisions of Section 12 of the Employment Agreement are incorporated by reference into this letter and shall have the same force and effect as if they had been initially set forth in this letter.

We thank you again for your many years of service to the Company and the impact you’ve had on the success of our business. We look forward to continuing to work with you through your Retirement Date. If you are in agreement with the terms of this letter as set forth herein, please sign below and return a copy of this letter to me.

Sincerely,
/s/ D. SCOTT ADAMS
D. Scott Adams
Executive Vice President and Chief Administrative Officer
Protective Life Corporation
Agreed and accepted by:
/s/ DEBORAH LONG
                        Deborah Long

Dec. 30, 2016
                        Date